UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2010

Gladstone Capital Corporation
(Exact name of registrant as specified in its chapter)

Maryland	814-00237	54-2040781
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 200
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 7, 2010, Gladstone Capital Corporation (the “Company”) entered into a Redemption Agreement (the “Redemption Agreement”) with David Gladstone, the Company’s Chairman and Chief Executive Officer, in connection with the maturity of a Secured Promissory Note executed by Mr. Gladstone in favor of the Company on August 23, 2001, in the principal amount of Five Million Nine Hundred Thousand Ten Dollars ($5,900,010.00) (the “Note”).  Mr. Gladstone executed the Note in payment of the exercise price of certain stock options (the “Options”) to acquire shares of Company’s common stock.  Concurrently with the execution of the Note, the Company and Mr. Gladstone entered into a Stock Pledge Agreement (the “Pledge Agreement”), pursuant to which Mr. Gladstone granted to the Company a first priority security interest in the Pledged Collateral (as defined in the Pledge Agreement), which includes Three Hundred Ninety Three Thousand Three Hundred Thirty Four (393,334) shares of the Company’s common stock that Mr. Gladstone acquired pursuant to the exercise of the Options (the “Pledged Shares”).

An event of default was recently triggered under the Note by virtue of Mr. Gladstone’s failure to repay the amounts outstanding under the Note within five business days of August 23, 2010.  The Redemption Agreement provides that, pursuant to the terms and conditions thereof, the Company will automatically accept and retire the Pledged Shares in partial or full satisfaction, as applicable, of Mr. Gladstone’s obligations to the Company under the Note at such time, if ever, that the trading price of the Company’s common stock reaches $15 per share.  In entering into the Redemption Agreement, the Company reserves all of its existing rights under the Pledge Agreement, including but not limited to the ability to foreclose on the Pledged Collateral at any time.

The foregoing description of terms of the Redemption Agreement is qualified in its entirety by reference to the Redemption Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending September 30, 2010.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           The discussion of the Redemption Agreement in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Capital Corporation
(Registrant)

September 9, 2010	By: /s/ Gresford Gray
Gresford Gray, Chief Financial Officer